UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
OAK RIDGE FINANCIAL SERVICES, INC. (Name of registrant as specified in its charter) (Name of person(s) filing proxy statement, if other than the registrant)

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Post Office Box 2
2211 Oak Ridge Road
Oak Ridge, North Carolina 27310
(336) 644-9944

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 6, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of Oak Ridge Financial Services, Inc. (the “Company”), the holding company for Bank of Oak Ridge (the “Bank”), will be held on June 6, 2013, at 7:00 p.m., Eastern Time, at the Company’s Corporate Center located at 8050 Fogleman Road, Oak Ridge, North Carolina 27310.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1.	To elect two (2) persons to serve as directors of the Company until the 2016 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2.	To vote on a non-binding advisory resolution to approve compensation of the Company’s named executive officers as disclosed in the accompanying Proxy Statement;

3.	To vote on a non-binding advisory resolution on the frequency in which shareholders approve the compensation of the Company’s named executive officers;

4.	To ratify the appointment of Elliott Davis, PLLC, as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013; and

5.
To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.  The Board of Directors is not aware of any other business to be considered at the Annual Meeting.

The Board of Directors of the Company has established April 16, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.  In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors

Ronald O. Black
President and Chief Executive Officer
Oak Ridge, North Carolina
May 3, 2013

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 6, 2013. The Notice, Proxy Statement and the Annual Report for the year ended December 31, 2012 are available on the Internet at https://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4160431&GKP=1073747071.

PROXY STATEMENT

2013 ANNUAL MEETING OF SHAREHOLDERS
JUNE 6, 2013

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

General

This Proxy Statement is being furnished to the shareholders of Oak Ridge Financial Services, Inc. (the “Company”), the holding company for Bank of Oak Ridge (the “Bank”), in connection with the solicitation by the Company Board of Directors (the “Board”) of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 6, 2013, 7:00 p.m., Eastern Time, at the Company’s Corporate Center located at 8050 Fogleman Road, Oak Ridge, North Carolina, and at any adjournments thereof.  This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about May 3, 2013.

Other than the matters listed on the attached Notice of Annual Meeting, the Board knows of no matters that will be presented for consideration at the Annual Meeting.  Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares represented thereby in accordance with their best judgment on such other business that may properly come before the Annual Meeting or any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 6, 2013.  The Notice, Proxy Statement and the Annual Report for the year ended December 31, 2012 are available on the Internet at https://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4160431&GKP=1073747071.

Directions to the Annual Meeting

Directions to the Annual Meeting are available on the Internet at https://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4160431&GKP=1073747071

Revocability of Proxy

You may change or revoke your proxy at any time before it is voted at the Annual Meeting in any of three ways: (1) by delivering a written notice of revocation to Registrar and Transfer Company (“R&T”); (2) by delivering another properly signed proxy card to R&T with a more recent date than that of the proxy first given; or (3) by attending the Annual Meeting and voting in person.  You should deliver your written notice or superseding proxy to R&T at the address noted on the proxy card.  If you vote by Internet, you may also revoke your proxy or change your vote with a timely later Internet vote, as the case may be.  If your shares are held in the name of a broker or other nominee (i.e., held in “street name”), you will need to obtain a proxy instruction form from the broker or nominee holding your shares and return the form as directed by your broker or nominee.  If you are a shareholder whose shares are held in “street name,” you will need appropriate documentation from your broker or other nominee to vote personally at the Annual Meeting.

Solicitation

The Company will pay the cost of soliciting proxies.  Proxies may be solicited personally by directors (including those nominees for election at the Annual Meeting), officers and employees of the Company or the Bank without additional compensation for doing so.  The Company may also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others to send proxy materials to, and obtain proxies from, those beneficial owners and will reimburse such holders, upon request, for their reasonable out-of-pocket expenses in doing so.

Voting Securities

Regardless of the number of shares of the Company’s common stock owned, it is important that shareholders be represented by proxy or be present in person at the Annual Meeting.  You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.  The shares represented by a proxy card will be voted at the Annual Meeting if the proxy card is properly signed, dated and received by R&T prior to the time of the Annual Meeting.  You may also vote your shares over the Internet.  You should refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see what voting options are available to you.   The Internet facility will close at 3:00 A.M., Eastern Time, on June 6, 2013.  If you vote over the Internet you may incur costs for which you will be responsible.  If you are interested in voting via the Internet, specific instructions are shown on the enclosed proxy card.  The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your instructions have been properly recorded.  In the event that the proxy card does not reference Internet voting information because you are not the registered owner of the shares, please complete and return the proxy card in the self-addressed, postage-paid envelope provided.

If a shareholder is a participant in the Bank of Oak Ridge Employee Stock Purchase Plan (the “ESOP”), the proxy represents the number of shares of common stock in your ESOP account and the number of shares of common stock held of record directly by you.

You may vote for, against, abstain, or withhold authority to vote on any matter to come before the Annual Meeting.  If the enclosed proxy is properly voted via the Internet or in writing, and not revoked, it will be voted in accordance with the instructions given in the proxy.  If no instructions are given, the proxy will be voted FOR each director nominee, FOR Proposals 2 and 4 and FOR EVERY THREE years on Proposal 3.  If instructions are given with respect to some but not all of the proposals, the instructions that are given will be followed, and the proxy will be voted FOR each director nominee, FOR Proposals 2 and 4 and FOR EVERY THREE years on Proposal 3.

The securities which may be voted at the Annual Meeting are the shares of the Company’s common stock.  The Board fixed April 16, 2013 as the record date (the “Record Date”) for the determination of those shareholders of record entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.  A total of 1,810,946 shares of the Company’s common stock were outstanding on the Record Date.  Each share entitles its owner to one vote on each matter calling for a vote of shareholders at the Annual Meeting.

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.  Because many of our shareholders cannot attend the Annual Meeting, it is necessary that a large number be represented by proxy.  Accordingly, the Board has designated proxies to represent those shareholders who cannot be present in person and who desire to be so represented.  In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Vote Required for Approval

Election of Directors.  In order to be elected, a nominee need only receive a plurality of the votes cast in the election of the applicable class of directors for which he or she has been nominated.  As a result, those persons nominated for election who receive the largest number of votes will be elected as directors.  No shareholder has the right to vote his or her shares cumulatively in the election of directors.

Non-binding Advisory Resolution to Approve Executive Compensation.  The proposal to approve the non-binding advisory resolution in favor of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.  The approval of this resolution is advisory only; however, the Corporate Governance, Compensation and Nominating Committee (the “CGCN Committee”) will take into account the outcome of the vote when considering future executive compensation arrangements.

Non-binding Advisory Resolution on the Frequency in which Shareholders Approve Executive Compensation.  The proposal to approve the non-binding advisory resolution on the frequency in which shareholders approve the compensation of the Company’s named executive officers will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.  The approval of this resolution is advisory only; however, the CGCN Committee will take into account the outcome of the vote when considering the frequency in which shareholders approve the compensation of the Company’s named executive officers.

Ratification of the Registered Independent Public Accounting Firm.  The proposal to ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

Proxies solicited by this Proxy Statement will be returned to the Board and will be tabulated by FSS.  Abstentions, broker non-votes and votes withheld from any director nominee will be counted as “shares present” at the Annual Meeting for purposes of determining a quorum, but will not be counted in tabulating the votes cast for the election of directors, the non-binding advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, the non-binding advisory resolution on the frequency in which shareholders approve the compensation of the Company’s named executive officers or the ratification of the Company’s independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that any person who acquires the beneficial ownership of more than 5% of the Company’s common stock notify the Securities and Exchange Commission (“SEC”) and the Company.  Set forth below is certain information, as of the Record Date, regarding all persons or “groups,” as defined in the Exchange Act, who held of record or who are known to the Company to own beneficially more than 5% of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class1

Wellington Management Company, LLP 75 State Street Boston, MA 02109	115,6252	6.38%

Ferguson, Andrews Investment Advisers Inc. 1000 Ednam Center, Suite 200 Charlottesville, VA 22903	128,0293	7.07%
______________________________________________
1	Based upon a total of 1,810,946 shares of common stock outstanding as of the Record Date.
2
Based on a Schedule 13G filed with the SEC on February 14, 2008. Wellington Management Company, LLP reported shares for which it is deemed a beneficial owner by virtue of the direct and indirect investment discretion it possesses pursuant to the provisions of investment advisory agreements with its clients.

3
Based on a Schedule 13G/A filed with the SEC on June 12, 2007. Ferguson, Andrews Investment Advisors Inc. reported shares for which it is deemed a beneficial owner by virtue of the direct and indirect investment discretion it possesses pursuant to the provisions of investment advisory agreements with its clients.

Set forth below is certain information, as of March 15, 2013, regarding those shares of common stock owned beneficially by each of the members of the Board (including nominees for election at the Annual Meeting), certain executive officers of the Company, and the directors and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership1	Percentage of Class2

Lynda J. Anderson	20,9913	1.15%
Ronald O. Black	67,9954	3.67%
Douglas G. Boike	61,8005	3.38%
Herbert M. Cole	62,3666	3.42%
James W. Hall	38,4897	2.10%
Billy R. Kanoy	31,8418	1.74%
Stephen S. Neal	29,8693	1.64%
John S. Olmsted	64,7413	3.55%
Manuel L. Perkins	30,4213	1.67%
Dr. Stanley Tennant	30,000	1.66%
L. William Vasaly, III	26,5399	1.45%
Thomas W. Wayne	49,57410	2.69%
All directors and executive officers as a group (12 people)	514,62611	25.57%
______________________________________________
1	Unless otherwise noted, all shares are owned directly of record or are shares for which the named individual has sole voting and investment power.
2	Based upon a total of 1,810,946 shares of common stock outstanding as of the Record Date. Assumes the exercise of only those stock options included with respect to the designated recipients.
3
Includes 14,113 shares subject to stock options which have vested under the Director Plan (as defined below) and 628 shares of restricted stock which have vested under the Omnibus Plan (as defined below).

4
Includes 40,975 shares subject to stock options which have vested under the Employee Plan (as defined below), 11,770 shares of restricted stock issued under the Omnibus Plan, 625 shares owned by Mr. Black’s spouse, and 250 shares owned by Mr. Black’s children.

5
Includes 17,892 shares subject to stock options which have vested under the Director Plan, 963 shares of restricted stock issued under the Omnibus Plan, 1,250 shares owned jointly with Mr. Boike’s spouse, and 1,250 shares owned jointly by Mr. Boike’s spouse and son.

6
Includes 14,113 shares subject to stock options which have vested under the Director Plan and 278 shares of restricted stock which have vested under the Omnibus Plan. Mr. Cole resigned as a director of the Company and the Bank on January 31, 2012.

7	Includes 19,981 shares subject to stock options which have vested under the Director Plan and 770 shares of restricted stock which have vested under the Omnibus Plan.

8
Includes 14,113 shares subject to stock options which have vested under the Director Plan, 628 shares of restricted stock which have vested under the Omnibus Plan, 2,175 shares owned by Kanoy Grading & Landscaping, Inc. (Mr. Kanoy’s company), 800 shares owned in a custodial account for Mr. Kanoy’s children and grandchildren and 125 shares owned by Mr. Kanoy’s spouse.

9	Includes 20,413 shares subject to stock options which have vested under the Employee Plan.
10	Includes 31,544 shares subject to stock options which have vested under the Employee Plan and 846 shares owned jointly with Mr. Wayne’s spouse.
11	Includes 201,370 shares subject to stock options which have vested under the Employee Plan and the Director Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the common stock, to file reports of ownership and changes in ownership with the SEC.  Directors, executive officers, and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company believes that during the fiscal year ended December 31, 2012, all 10% beneficial owners complied with all applicable Section 16(a) filing requirements.  However, during the fiscal year ended December 31, 2012, certain directors failed to file a timely Form 4 – Statement of Changes in Beneficial Ownership with the SEC reflecting changes in beneficial ownership.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Company’s Bylaws provide that the number of directors will not be less than five nor more than 20.  The exact number of directors is fixed by the Board prior to the annual meeting of shareholders at which such directors are to be elected.  The Board has currently fixed the size of the Board at 11 members.

The Company’s Bylaws provide that, so long as the total number of directors is nine or more, the directors shall be divided into three classes, as nearly equal as possible in number.  Each director in a class is elected for a term of three years or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor is elected and qualified.

The Board has nominated the two persons named below for election as directors to serve until the 2016 Annual Meeting of Shareholders, or until their earlier death, resignation, retirement, removal or disqualification or until their successors are elected and qualified.  If the two nominees are elected, there will be nine directors serving on the Board following the Annual Meeting, leaving two vacancies to be filled by either the Board or our shareholders. Notwithstanding the vacancies, proxies may not be voted at the Annual Meeting for a greater number of persons than the number of nominees.

We believe that leaving two vacant seats on the Board is in the best interests of the Company since it permits the Board to elect up to two directors to the Board before the 2014 Annual Meeting of Shareholders should we identify a candidate(s) who has qualifications which would enhance the Board’s capabilities and/or who would further the Bank’s relationships in the communities we serve.  The Board has not currently identified any such candidate(s), and by creating these vacancies, it does not necessarily mean that any appointment will be made before the 2014 Annual Meeting of Shareholders.

The persons named in the accompanying proxy card intend to vote any shares of common stock represented by valid proxies received by them to elect the two nominees listed below as directors to serve until the 2016 Annual Meeting of Shareholders, unless authority to vote is withheld or such proxies are duly revoked.  Each of the nominees for election is currently a member of the Board.  In the event that any of the nominees should become unavailable to accept nomination or election, it is intended that the proxyholders will vote to elect in his stead such other person as the present Board may recommend.  The present Board has no reason to believe that any of the nominees named herein will be unable to serve if elected to office.  In order to be elected as a director, a nominee need only receive a plurality of the votes cast.

All of our nominees and directors continuing in office are seasoned leaders who bring to the Board a vast array of financial services, private company, non-profit and other business experience. Among other skills, they possess a breadth of varied experience in leadership; consumer banking; commercial and small business banking; finance and accounting; real estate, construction, risk management; operations management; strategic planning; and business development – qualities that led the Board to conclude that they should serve or continue to serve as directors of the Company. Certain of these specific experiences, qualifications, attributes and skills are described in the biographies below. In addition, the nominees and the directors continuing in office represent diverse viewpoints and a blend of historical and new perspectives working collaboratively with candid discussion.  Additional information about each of the nominees and directors continuing in office is provided below.   The number of years of service on the Board provided below includes service on the Board of Directors of the Bank (the “Bank Board”).

NOMINEES FOR TERM ENDING AS OF THE 2016 ANNUAL MEETING

Name	Age on March 1, 2013	Experience and Skills	Term Expires	Director Since

Manuel L. Perkins	79	Mr. Perkins is currently retired. Prior to retirement, Mr. Perkins was an owner and President of MLP Construction Co., LLC. Prior to joining MLP Construction Co., LLC, he served as the President of Hydraulics Ltd., a water utility company. Mr. Perkins has 14 years of experience serving as a bank director. He earned an Associate degree in Accounting from Gastonia College and is a graduate of the North Carolina Bank Directors’ College (the “Directors’ College”). We believe that Mr. Perkin’s management experience well qualifies him to serve as a director of the Company.	2013	1999

John S. Olmsted	62
Dr. Olmsted is a past President of Olmsted, Torney, Mohorn, Mohorn, Morgan, Baird and Stanley, DDS, PA, an endodontic practice, and is the President of John S. Olmsted, DDS, MS, PLLC, which provides “Excellence in Endodontic Education.”  He is a director and Vice President of Medical Security Insurance Company.  Dr. Olmsted has 14 years of experience serving as a bank director.  He earned a Bachelor of Science degree and a Doctor of Dental Surgery degree from the University of Iowa and a Master of Science degree in Endodontics from the University of North Carolina at Chapel Hill.  Dr. Olmsted is a graduate of the Directors’ College.  We believe that Dr. Olmsted’s business experience well qualifies him to serve as a director of the Company.
			2013	1999

THE BOARD RECOMMENDS A VOTE FOR ALL OF THE NOMINEES ABOVE FOR ELECTION AS DIRECTORS.

DIRECTORS CONTINUING IN OFFICE

Name	Age on March 1, 2013	Experience and Skills	Term Expires	Director Since

Lynda J. Anderson	60
Ms. Anderson is the owner of Triad Real Estate Today, a real estate firm, and is the certified relocation director.  Prior to forming Triad Real Estate Today, Ms. Anderson was with Allen-Tate, a real estate firm, where she served as a realtor and the branch manager.  She has 14 years of experience serving as a bank director.  She is a graduate of the Directors’ College.  Ms. Anderson earned an Associate degree in education from Adams State College in Alamosa, Colorado and is a graduate of the International Management Academy in San Diego, California. We believe that Ms. Anderson’s experience in the real estate industry well qualifies her to serve as a director of the Company.
			2014	1999

Douglas G. Boike	64
Mr. Boike is the President of Triad Consulting, Inc., a management consulting firm.   Prior to joining Triad Consulting, Inc. in July 1999, Mr. Boike was the Vice President, Planning and Development at B/E Aerospace, Inc., an aerospace equipment manufacturer. Prior to joining B/E Aerospace, Inc., he was a senior partner at Mercer Management Consulting.  He has 14 years of experience serving as a bank director and has served as Chairman of the Board and the Bank Board for 14 years.  Mr. Boike earned a Ph.D. degree in Engineering Science from Dartmouth College and is a graduate of the Directors’ College. We believe that Mr. Boike’s management experience well qualifies him to serve as a director of the Company.
			2014	1999

Billy R. Kanoy	60	Mr. Kanoy is the President of Piedmont Water and Sewer, Inc., Vice President of Oak Ridge Landscape Group, Vice President of Kanoy Grading and Landscaping, Inc. and the Manager of Kanoy Properties, LLC. He has 14 years of experience serving as a bank director. Mr. Kanoy is a graduate of the Directors’ College. We believe that Mr. Kanoy’s business experience well qualifies him to serve as a director of the Company.	2014	1999

Name	Age on March 1, 2013	Experience and Skills	Term Expires	Director Since

Stephen S. Neal	63	Mr. Neal is the Vice President of Summerfield Feed Mill, Inc., a lawn and garden retailer. He has 14 years of experience serving as a bank director. In addition to experience serving as a bank director, Mr. Neal has experience communicating with personnel. He earned an Associates degree in Business from Kings College and is a graduate of the Directors’ College. We believe that Mr. Neal’s business experience well qualifies him to serve as a director of the Company.	2014	1999

Ronald O. Black	64
Mr. Black is the President and Chief Executive Officer of the Company and the Bank. Prior to joining the Bank, Mr. Black served as the Vice President, Relationship Manager, Financial Institutions Group, Global Services Division, for Wachovia Corporation. He has 14 years of experience serving as a bank director and 41 years of experience in the banking industry. Mr. Black is a director and Vice Chairman of the North Carolina Bankers Association. He earned a Bachelor of Science degree in Business Administration from Western Carolina University and a Master degree in Business and Economics from Appalachian State University. Mr. Black is a graduate of the Directors’ College. We believe that Mr. Black’s experience in the banking industry well qualifies him to serve as a director of the Company.
			2015	1999

James W. Hall	68	Mr. Hall is a retired Certified Public Accountant and the Vice President of Streetcars Car Wash. He has ten years of experience serving as a bank director. He earned a Bachelor degree in Accounting from Memphis University and is a graduate of the Directors’ College. We believe that Mr. Hall’s usiness experience well qualifies him to serve as a director of the Company.	2015	2003

Dr. Stanley N. Tennant	61	Dr. Tennant is a retired cardiologist at Greensboro Cardiology Associates d/b/a Cone Health. He is a director of Trovagene, Inc. (a biotechnology research company). He earned a Bachelor of Science degree in Pharmacy from West Virginia University and a Doctor of Medicine from Wake Forest University. He is a graduate of the Directors’ College. We believe Dr. Tennant's business and investment experience qualify him to serve as a director of the Company.	2015	2011

On January 31, 2012, Herbert M. Cole resigned as a director of the Company and the Bank for personal reasons.

Who Serves on the Bank Board?

The Bank Board currently has nine members comprised of the same persons listed above who are directors of the Company or director nominees.  Those persons elected to the Board at the Annual Meeting will also be elected by the Company as directors to serve on the Bank Board.

Board Composition

The Board has determined that each of its members, except for Mr. Black, is “independent” under the rules and listing standards of the Nasdaq Stock Market, LLC (“NASDAQ”).

Director Attendance at Annual Meetings

Although it is customary for all Board members to attend, the Company has no formal policy in place with regard to directors’ attendance at its annual meetings of shareholders.  All of the Board members attended the 2012 Annual Meeting of Shareholders which was held on June 7, 2012.

Process for Communicating with the Board

The Company does not have a formal procedure for shareholder communication with the Board.  In general, our directors and executive officers are easily accessible by telephone, postal mail or e-mail.  Any matter intended for the Board, or for any individual member or members of the Board, can be directed to Ronald O. Black, our President and Chief Executive Officer, or Thomas W. Wayne, our Secretary and Chief Financial Officer, at Oak Ridge Financial Services, Inc., P.O. Box 2, 8050 Fogleman Road, Oak Ridge, North Carolina 27310.  In addition, shareholders may contact us through the Company’s and the Bank’s website at www.bankofoakridge.com.  All written communications received will be forwarded to the intended recipient unopened.

Board Leadership Structure and Risk Oversight

The ultimate authority to oversee the business of the Company rests with the Board.  The role of the Board is to effectively govern the affairs of the Company for the benefit of its shareholders and, to the extent appropriate under North Carolina corporate law, other constituencies including employees, customers, suppliers and the communities in which it does business.  The Board appoints the Company’s officers, who have responsibility for management of the Company’s operations. It is our Chairman’s responsibility to lead the Board.  Our President and Chief Executive Officer is responsible for leading our management team and the Company’s employees and operating the Company.

In making the decision to have an independent Chairman, the Board considered the time demands on our President and Chief Executive Officer.  By having another director serve as Chairman of the Board, our President and Chief Executive Officer is able to focus all of his energy on managing the operations of the Company and the Bank.  By clearly delineating the role of the office of the Chairman, we believe we have limited any unnecessary duplication of effort between the President and Chief Executive Officer and the Chairman.  We believe this governance structure results in strong, independent leadership of our Board, while positioning our President and Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and shareholders.

The Board currently consists of eight independent members and only one non-independent member, Mr. Black.  A number of our independent directors are currently serving or have served as members of senior management of other companies and have served as directors of other companies. We have two Board committees comprised solely of independent directors.  We believe that the number of independent, experienced directors that make up our Board, along with the independent leadership of the Board by the non-executive Chairman, benefits our Company and our shareholders.

The Company manages risk through a series of fluid and dynamic mechanisms.  The “tone” is established at the top with the Board overseeing the general risk management strategy and ensuring that risks undertaken are consistent with the Board’s established risk tolerance.  Management is responsible for the day-to-day risk management processes.  Risk assessment reports are provided to the Board by management on a regular and timely basis.

In the day-to-day management of risk, management has established and implemented appropriate policies, procedures and risk assessment tools.  Risk assessments have been created to properly identify and monitor risk for the Company and the Bank either at an entity level or within specific lines of business as appropriate.  The Board believes that the foundation for risk management is well-established and understood throughout the Company and the Bank.

Diversity of the Board

The Company does not have a written diversity policy governing the Board or the Bank Board.  However, we value diversity in our society, and we believe that the virtues and pursuit of diversity are just as important within the Company, the Bank, the Board and the Bank Board.  Therefore, we actively seek to recruit and retain talented directors of diverse backgrounds. As part of the Company’s and the Bank’s on-going commitment to diversity, we adhere to a policy prohibiting discrimination and harassment on the basis of legally protected characteristics, including sex, pregnancy, race, color, religion, national origin, veteran status, age, and disability.

Meetings of the Board, the Bank Board and Their Committees

During 2012, the Board conducted its business through meetings of the Bank Board and the activities of the Bank committees.  Accordingly, the Bank committees also serve as committees of the Board.  During the fiscal year ended December 31, 2012, the Board met once and the Bank Board met 12 times.  All of the existing directors of the Company and the Bank, including nominees for election to the Board listed above, attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served during that year.

The Bank Board has eight standing committees to which certain responsibilities have been delegated – the Executive Committee, Loan Committee, Audit Committee, Asset Liability (Investment) Committee, Security Compliance Committee, Building Committee, Community Reinvestment Committee and the CGCN Committee.  The Bank Board may appoint other committees of its members to perform certain more limited functions from time to time.  As noted, all of the committees of the Bank Board also serve as committees of the Board.

Corporate Governance, Compensation and Nominating Committee

The Bank has a Corporate Governance, Compensation and Nominating Committee, referred to herein as the “CGCN Committee”, which consists of the following directors:  Douglas G. Boike, Chairman, Lynda J. Anderson, Dr. John S. Olmsted and James W. Hall.  During 2012, the CGCN Committee met six times.

The Bank Board has determined that all of the members of the CGCN Committee are “independent” as defined under applicable rules and listing standards of NASDAQ.  The Bank Board has adopted a written charter for the CGCN Committee which is available on our website at www.bankofoakridge.com under the headings “About” and “Investor Relations – Governance Documents.”  The Board reviews, and revises as necessary, its current charter.

Process for Determining Compensation. The CGCN Committee determines the compensation of the executive officers of the Bank  The executive officers of the Company currently do not receive additional compensation for their duties with the Company.  The salaries of each of the executive officers is determined based upon the executive officer’s contributions to the Bank’s overall profitability, maintenance of regulatory compliance standards, professional leadership, and management effectiveness in meeting the needs of day-to-day operations.  The CGCN Committee also compares the compensation of the Bank’s executive officers with compensation paid to executives of comparable financial institutions in North Carolina and executives of other businesses in the Bank’s market area and considers the results of the shareholders’ non-binding vote on executive compensation.  Last year the Company’s executive compensation as described in the 2012 Proxy Statement received a 89.26% approval rating from the shareholders.  In addition, the CGCN Committee receives the recommendations of the President and Chief Executive Officer, Ronald O. Black, for the compensation to be paid to other executive officers and employees, and after due deliberation determines the compensation of such executive officers, employees and the President and Chief Executive Officer.  This process is designed to ensure consistency throughout the executive compensation program.  The key elements of the executive compensation program consist of base salary, semi-annual cash incentive compensation and long-term incentive awards such as stock options or restricted stock. Mr. Black participates in the deliberations of the CGCN Committee regarding compensation of executive officers other than himself.  He does not participate in the discussions or decisions regarding his own compensation.  In 2012, the CGCN Committee did not engage a compensation consultant to help evaluate the Company’s compensation design, process and decisions.

The CGCN Committee also establishes corporate governance policies, evaluates qualifications and candidates for positions on the Board and the Bank Board, nominates new and replacement members for the Board and the Bank Board and recommends the Board and Bank Board committee composition. In addition, the CGCN Committee facilitates an annual evaluation by members of the Board and the Bank Board and individual director performance.

Process for Nominating Directors.  The CGCN Committee reviews the qualifications of, and approves and recommends to the Board, those individuals to be nominated for positions on the Board and submitted to shareholders for election at each annual meeting of shareholders.  The CGCN Committee identifies director nominees from various sources such as officers, directors, and shareholders, and in 2012 did not retain the services of any third party consultants to assist in identifying and evaluating potential nominees.  The CGCN Committee will consider and evaluate a director candidate recommended by a shareholder under the same criteria used to evaluate a CGCN Committee-recommended nominee. The CGCN Committee will assess all director nominees taking into account several factors including, but not limited to, issues such as the current needs of the Board and the Bank Board and the nominee’s: (i) integrity, honesty and accountability; (ii) successful leadership experience and strong business acumen; (iii) collegiality; and (iv) independence. Where appropriate, the CGCN Committee will ultimately recommend nominees that it believes will enhance the Board’s and the Bank Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company and the Bank.

Before nominating a current director for re-election at an annual meeting of shareholders, the CGCN Committee will consider the director’s performance on the Board and/or the Bank Board and whether the director’s re-election will be consistent with the CGCN Committee’s charter and any policies or guidelines established by the CGCN Committee.

Shareholder Nominations.  In addition, the CGCN Committee will consider nominees for the Board by shareholders that are proposed in accordance with the advance notice procedures in the Company’s Bylaws which are described in the section of this Proxy Statement entitled “Shareholder Proposals.”  Shareholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Company.  Written notice of an intent to nominate a director candidate at an annual meeting of shareholders must be given either by personal delivery or by U.S. mail, postage prepaid, to the Secretary of the Company no more than 90 and no later than 50 days in advance of such meeting.

The notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the nominating shareholder is a shareholder of record of common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.  The presiding officer of the annual meeting of shareholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.  If you are interested in recommending a director candidate, you may request a copy of the Company’s Bylaws by writing the Secretary of the Company at the address shown on the front page of this Proxy Statement.

Audit Committee

The Audit Committee consists of the following members:  James W. Hall, Chairman, Douglas G. Boike, Stephen S. Neal, Dr. John S. Olmsted, Manuel L. Perkins and Dr. Stanley N. Tennant.  The Bank Board has determined that each of the members of the Audit Committee is “independent” as that term is defined in the applicable rules and listing standards of NASDAQ.  In accordance with its written charter, the Audit Committee meets on an as needed basis, but not less than once annually, and (i) oversees the independent auditing of the financial statements; (ii) arranges for periodic reports from the independent auditor, from management, and from the internal auditor in order to assess the impact of significant regulatory and accounting changes and developments; (iii) advises the Board and the Bank Board regarding significant accounting and regulatory developments; (iv) reviews the Company’s and the Bank’s policies regarding compliance with laws and regulations, conflicts of interest and employee misconduct and reviews situations related thereto; (v) develops and implements the Company’s and the Bank’s policies regarding internal and external auditing and appoints, meets with and oversees the performance of those employed in connection therewith; and (vi) performs such other duties as may be assigned to it by the Board or the Bank Board.  The Audit Committee met five times during 2012.

The Bank Board has adopted a written charter for the Audit Committee which is available on our website at www.bankofoakridge.com under the headings “About” and “Investor Relations – Governance Documents.” The Audit Committee conducts an annual review of its written charter.  The Board reviews and revises as necessary the Audit Charter to insure that it satisfies all SEC rules and regulations.

Under NASDAQ corporate governance standards applicable to the Company, the Audit Committee is required to have at least three directors, all of whom are financially literate, and at least one member who has accounting or related financial management expertise.  Mr. Hall meets the technical requirements to qualify as an “audit committee financial expert” as defined under applicable rules and regulations and has been designated as the “audit committee financial expert”.  The Board has determined that all of the remaining directors on the Audit Committee meet applicable financial literacy requirements under the NASDAQ corporate governance standards.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and has discussed with Elliot Davis, PLLC, the Company’s independent registered public accounting firm for the year ended December 31, 2012, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Elliot Davis, PLLC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Elliot Davis, PLLC the firm’s independence in providing audit services to the Company. Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Members of the Audit Committee,
James W. Hall, Chairman
Douglas G. Boike
Stephen S. Neal
Dr. John S. Olmsted
Manuel L. Perkins
Dr. Stanley N. Tennant

Director Compensation

Directors’ Fees.  During 2012, the Bank’s plan for compensating its directors was as follows: (i) non-employee directors received a fee of $225 for each Bank Board meeting attended; (ii) the Chairman of the Bank Board received a fee of $300 for each Bank Board meeting attended; (iii) members of each committee received a fee of $75 for each committee meeting attended; and (iv) members of the Executive Committee of the Bank received a fee of $100 for each Executive Committee of the Bank meeting attended or the lesser amount of $75 for each Executive Committee meeting attended if held in conjunction with a regular meeting of the Bank Board.  In addition, directors were paid an annual retainer of $3,000.  Directors did not receive any fees related to service on the Board.

Director Stock Option Plan.   During the fiscal year ended December 31, 2003, each director, other than Mr. Boike and Mr. Black, was granted 2,813 under the Bank of Oak Ridge Director Stock Option Plan (the “Director Plan”).  Mr. Boike was granted 3,438 options on December 31, 2003.  On August 18, 2004, each director other than Mr. Boike and Mr. Black, was granted an additional 7,500 options.  Mr. Boike was granted an additional 8,750 options on August 18, 2004.  On December 20, 2005, each director, other than Mr. Boike and Mr. Black, was granted an additional 1,800 options.  Mr. Boike was granted an additional 2,704 options on December 20, 2005. The options granted in 2003, 2004, and 2005 have exercise prices of $10.40, $10.00, and $11.20, respectively.  The options granted in 2003, 2004 and 2005 will expire on August 19, 2013, August 18, 2014 and December 20, 2015, respectively.  All options and exercise prices referenced above have been adjusted to give effect to the 5-for-4 stock split effected in the form of a 25% dividend paid on December 15, 2004.

During the fiscal year ended December 31, 2010, each director, other than Mr. Boike, Mr. Black and Mr. Hall, was granted 2,000 options under the Omnibus Plan (as defined below).  Mr. Boike was granted 3,000 options under the Omnibus Plan for his service as Chairman of the Bank Board, and Mr. Hall was granted 2,400 options under the Omnibus Plan for his service as Chairman of the Audit Committee.  In addition, each director, other than Mr. Boike, Mr. Black and Mr. Hall, was granted 278 shares of restricted stock under the Omnibus Plan.  Mr. Boike was granted 463 shares of restricted stock under the Omnibus Plan for his service as Chairman of the Board and the Bank Board, and Mr. Hall was granted 370 shares of restricted stock under the Omnibus Plan for his service as Chairman of the Audit Committee.  Mr. Black was not issued any stock options under the Director Plan or the Omnibus Plan. Mr. Black was issued 1,674 shares of restricted stock under the Omnibus Plan during the fiscal year ended December 31, 2010.

On May 10, 2010, Mr. Black was granted 1,038 shares of restricted stock.  The shares of restricted stock granted to Mr. Black on May 10, 2010 were to vest two years after the date of grant subject to the CPP Restrictions (as defined below).  As discussed below, on October 31, 2012, the Company was no longer subject to the CPP Restrictions.  As a result, the shares of restricted stock granted to Mr. Black on May 10, 2010 vested on October 31, 2012. On June 20, 2011, each director other than Mr. Boike, Mr. Black and Mr. Hall was granted 350 shares of restricted stock under the Omnibus Plan.  Mr. Boike was granted 500 shares of restricted stock under the Omnibus Plan for his service as Chairman of the Board and the Bank Board, Mr. Hall was granted 400 shares of restricted stock under the Omnibus Plan for his service as Chairman of the Audit Committee, and Mr. Black was issued 10,096 shares of restricted stock under the Omnibus Plan.  The shares of restricted stock granted to the directors on June 20, 2011 vested on June 20, 2012, and the shares of restricted stock granted to Mr. Black will vest on June 20, 2013.

On December 31, 2012, each director other than Mr. Boike, Mr. Black and Mr. Hall was granted 278 shares of restricted stock under the Omnibus Plan.  Mr. Boike was granted 463 shares of restricted stock under the Omnibus Plan for his service as Chairman of the Board and the Bank Board, and Mr. Hall was granted 370 shares of restricted stock under the Omnibus Plan for his service as Chairman of the Audit Committee. Mr. Black was not granted any shares of restricted stock during the fiscal year ended December 31, 2012.  The shares of restricted stock granted to the directors on December 31, 2012 will vest on December 31, 2013.

For further information on the Director Plan and Omnibus Plan, see “Management Compensation—Stock Option Plans.”

Director Compensation Table.  The following table shows for the fiscal year ended December 31, 2012, the cash compensation paid by the Bank to the directors of the Company and the Bank.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)1	Other ($)	Total ($)
Lynda J. Anderson	6,750	2,863	-	9,613
Ronald O. Black2	-	-	-	-
Douglas G. Boike	8,175	4,336	-	12,511
Herbert M. Cole3	1,650	-	-	1,650
James W. Hall	7,500	3,468	-	10,968
Billy R. Kanoy	6,600	2,863	-	9,463
Stephen S. Neal	6,975	2,863	-	9,838
John S. Olmsted	6,375	2,863	-	9,238
Manuel L. Perkins	6,975	2,863	-	9,838
Dr. Stanley Tennant	6,675	1,043	-	7,718
____________________________________
1	The amounts represent the aggregate grant date fair value in accordance with Financial Accounting Standards Board ASC Topic 718.
2	See the Summary Compensation Table for amounts received by Mr. Black from the Company and the Bank.
3	Mr. Cole resigned as a director of the Company and the Bank on January 31, 2012. As a result, the amounts reported above are from January 1, 2012 to January 31, 2012.

Executive Officers of the Company and the Bank

The following table sets forth certain information with respect to the executive officers of the Company and the Bank.
Name and Title	Age on March 1, 2013	Positions and Occupations During Last Five Years	Employed By the Bank Since

Ronald O. Black	64
Mr. Black is the President and Chief Executive Officer of the Company and the Bank. Prior to joining the Bank, Mr. Black served as the Vice President, Relationship Manager, Financial Institutions Group, Global Services Division, for Wachovia Corporation. He has 14 years of experience serving as a bank director and 41 years of experience in the banking industry. He earned a Bachelor of Science degree in Business Administration from Western Carolina University and a Master degree in Business and Economics from Appalachian State University.
			July 1999

Name and Title	Age on March 1, 2013	Positions and Occupations During Last Five Years	Employed By the Bank Since

L. William Vasaly, III	60
Mr. Vasaly is the Executive Vice President and Chief Credit Officer of the Bank. He has 37 years of experience in the banking industry. He earned a Bachelor of Science degree in Marketing Management from Virginia Tech University.
			April 2000
Thomas W. Wayne	50
Mr. Wayne is the Chief Financial Officer and Secretary of the Company and the Executive Vice President and Chief Financial Officer of the Bank. He is a Certified Public Accountant. He has 27 years of experience in the banking industry. Mr. Wayne earned a Bachelor of Science degree in Accounting from the University of North Carolina at Greensboro, a Bachelor of Science degree in Finance from Appalachian State University and a Master of Business Administration from Duke University.
			April 2000

Management Compensation

Summary Compensation Table.  The following table shows, for the fiscal years indicated, the cash compensation paid, as well as certain other compensation paid or accrued for that year, to the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, and to the certain other executive officer(s) whose total annual salary and bonus exceeded $100,000 for services in all capacities (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)2	Option Awards ($)2	Non-Equity Incentive Plan Compensation1($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)3	Total($)

Ronald O. Black President and Chief Executive Officer	2012 2011	214,796 207,000	-- --	5,885 8,129	-- --	-- --	157,553 148,635	30,338 33,465	408,572 397,229

L. William Vasaly, III Executive Vice President and Chief Credit Officer	2012 2011	146,150 141,000	-- --	-- --	-- --	-- --	69,997 66,035	18,727 17,258	234,874 224,293

Thomas W. Wayne Executive Vice President and Chief Financial Officer	2012 2011	137,250 131,000	-- --	-- --	-- --	-- --	29,195 27,542	22,863 22,831	189,308 181,373

1	Amounts paid pursuant to the Incentive Plan (as defined below).

2	The amounts represent the aggregate grant date fair value in accordance with Financial Accounting Standards Board ASC Topic 718.

3	The amounts reported in “All Other Compensation” are comprised of the items listed in the following table:

Name and Principal Position	Year	Car($)	Country Club Dues($)	Split Dollar($)	401(k) Match($)	Group Term Life Insurance($)

Ronald O. Black President and Chief Executive Officer	2012 2011	2,254 2,673	6,120 9,714	9,808 9,253	8,592 8,261	3,564 3,564

L. William Vasaly, III Executive Vice President and Chief Credit Officer	2012 2011	3,900 3,800	2,650 1,045	4,525 4,269	5,846 6,338	1,806 1,806

Thomas W. Wayne Executive Vice President and Chief Financial Officer	2012 2011	13,600 13,600	-- --	3,143 2,965	5,490 5,636	630 630

Capital Purchase Program:  Restrictions on Executive Compensation

On January 30, 2009, the Company participated in the Capital Purchase Program (“CPP”) by entering into a Letter Agreement with the United States Department of the Treasury (“Treasury”) pursuant to which the Company sold for an aggregate purchase price of $7,700,000: (i) 7,700 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) and (ii) a warrant to purchase 163,830 shares of its common stock, no par value (the “Warrant”).  On October 31, 2012, the Treasury sold all of its interest in the Preferred Stock.  As a result, the Company is no longer subject to the executive compensation restrictions under the Emergency Economic Stabilization Act of 2008 (the “EESA”), as amended by the American Recovery and Re-investment Act of 2010 (the “ARRA”) and related Treasury regulations and guidance (together, the “CPP Restrictions”).  In addition, on February 6, 2013, the Company repurchased the Warrant.

While the Company is not currently a participant in the CPP, while it was a participant, the Company was obligated to adopt certain requirements for executive compensation and corporate governance in accordance with the Treasury’s interim final rule implementing the compensation and corporate governance requirements under the EESA, as amended by the ARRA, as well as additional guidance issued by the Treasury for so long as the Treasury held debt or equity securities in the Company.  As a result, the Board directed management to take all steps necessary to ensure that the Company complied with ESSA, and the rules and regulations of the Treasury and the SEC, while it was a participant in the CPP, including by complying with the following while it was a participant in the CPP:

•
Prohibition on Certain Types of Compensation. As a participant in the CPP, the Company was prohibited from providing incentive compensation arrangements that encouraged its senior executive officers (“SEOs”) to take unnecessary and excessive risks that threaten the value of the Company or the Bank. The Company was also prohibited from implementing any compensation plan that would encourage manipulation of the reported earnings in order to enhance the compensation of any of its employees.

•
Risk Review. The CGCN Committee was required to meet with the senior risk officer at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the Company or the Bank posed by such plans. The review was intended to better inform the CGCN Committee of the risks posed by the plans, and ways to limit such risks.

•
Bonus Prohibition. The Company was prohibited from making payments of any “bonus, retention award, or incentive compensation” to its most highly-compensated employee. The prohibition included several limited exceptions, including payments under enforceable agreements that were in existence as of February 11, 2009, and limited amounts of “long-term restricted stock”.

•
Limited Amount of Long Term Restricted Stock Excluded from Bonus Prohibition. The EESA permitted the Company to pay a limited amount of “long-term” restricted stock. The amount was limited to one-third of the total annual compensation of the employee. The EESA required such stock to have a minimum two-year vesting requirement, and to not “fully vest” until the Company repaid its CPP-related obligations.

•
Golden Parachutes. The Company could not make any severance payment to the SEOs or any of the next five most highly compensated employees upon termination of employment for any reason. There was an exception for amounts that were earned or accrued prior to termination, such as normal retirement benefits.

•
Clawback. The Company was required to recover any bonus or other incentive payment paid to the SEOs or any of the next 20 most highly compensated employees on the basis of materially inaccurate financial or other performance criteria.

•	Gross-up Prohibition. The Company could not make any gross-up payment to the SEOs or any of the next 20 most highly compensated employees.

•
Policy on Luxury Expenditures. The Company was required to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

•
Reporting and Certification. The Company’s Chief Executive Officer and Chief Financial Officer were required to provide a written certification of compliance with the CPP Restrictions in the Company’s Annual Report on Form 10-K. Additionally, the CGCN Committee was required to annually submit certain disclosures and certifications to the Treasury.

Risk Framework

Executive compensation is chiefly the responsibility of our CGCN Committee. Over the years, the CGCN Committee has dedicated significant time and resources to fashioning an executive compensation package that promotes the success of the Company and the Bank. The CGCN Committee has attempted to establish the elements of executive compensation at appropriate levels, obtaining independent legal advice, surveying compensation practices of companies the CGCN Committee considers peers, performing independent analyses of its’ compensation arrangements and evolving compensation trends and standards, and participating in discussions of compensation at meetings of the CGCN Committee and the Board, as well as maintaining an ongoing dialogue with senior management about compensation issues.

The Company has established a low-to-moderate risk tolerance in connection with the operation of its business, including the compensation policies and practices. Adherence to such a risk tolerance is ensured by the system of internal processes and validated by independent groups, including the Asset Liability (Investment) Committee and to some extent, the Company’s independent accountants.

Employment Agreements.  On December 31, 2008 the Company entered into new employment agreements with Messrs. Black, Vasaly, and Wayne.  The employment agreements have perpetual three-year terms but terminate no later than the time the executive attains age 65.  For fiscal year 2012, the annual base salaries for Messrs. Black, Vasaly and Wayne were $214,796, $145,150 and $137,250, respectively.  The base salary may be increased during the term of the employment agreement based upon an annual review by the CGCN Committee, including increases to account for cost of living expenses.  Each named executive officer is entitled to the use of an employer-owned automobile or an automobile allowance and to reimbursement of reasonable business expenses and to participate in the Company’s compensation, bonus, incentive, and other benefit programs.  In addition, Mr. Black and Mr. Vasaly are each entitled to receive payment for country club dues.

If a named executive officer is terminated without cause or if he terminates voluntarily but for good reason, meaning voluntary termination because of adverse changes in employment circumstances, such as reduced compensation or responsibilities, he will be entitled to severance benefits under his employment agreement.  The severance compensation consists of a lump-sum cash payment equal to three times his base salary, along with any bonus that may have been earned or accrued through the date of termination (including any amounts awarded that are unvested when termination occurs).  Each named executive officer would also be entitled to continued medical, dental, and hospitalization insurance coverage for up to three years after termination, or a lump-sum cash payment of the present value equivalent if coverage cannot be continued or if continued coverage would be considered a nonqualified deferred compensation benefit under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

If a change in control occurs before termination, instead of severance benefits payable after termination, each named executive officer would be entitled to a lump-sum cash payment equal to three times the sum of his base salary and most recent bonus, without a present value discount.  For purposes of the employment agreements the “term change in control” means (x) a change in ownership of the Company, (y) a change in effective control of the Company, or (z) a change in the ownership of a substantial portion of the Company’s assets, in each case as defined in Section 409A of the Code.  The change in control benefit under the employment agreements of Messrs. Black and Wayne is a single-trigger benefit, meaning the benefit becomes payable automatically after a change in control occurs even if his employment does not also terminate after the change in control.  The change in control benefit in Mr. Vasaly’s employment agreement is a double-trigger benefit, payable if his employment is terminated involuntarily without cause or voluntarily with good reason within 24 months after a change in control.

Mr. Black’s employment agreement, as well as his salary continuation agreement discussed below, provides that Mr. Black will also be entitled to a single tax gross-up benefit payment if the aggregate benefits payable to him under all benefit arrangements after a change in control are subject to the so-called excess parachute payment excise tax under Sections 280G and 4999 of the Code.  In general terms, Section 280G of the Code disallows an employer’s compensation deduction for so-called excess parachute payments made to an executive after a change in control, and Section 4999 of the Code imposes a 20% excise tax on the executive receiving excess parachute payments.  Change in control benefits are excess parachute payments if they equal or exceed three times the executive’s so-called base amount.  An executive’s base amount is his average taxable compensation in the five years preceding the change in control.  If an executive’s total change in control benefit equals or exceeds three times the base amount, under Section 4999 of the Code the executive must pay a 20% excise tax on benefits exceeding his base amount, and under Section 280G of the Code the employer forfeits the compensation deduction for the benefits on which the excise tax is imposed.  For purposes of calculating the value under Sections 280G and 4999 benefits payable after a change in control, total benefits include change in control benefits payable under a severance or employment agreement, accelerated payment or accelerated vesting of benefits under compensation arrangements such as stock option plans and salary continuation agreements, and other benefits whose payment or vesting accelerates because of the change in control.  Whether the 20% excess parachute payment excise tax will be imposed under Section 4999 of the Code and the compensation deduction forfeited under Section 280G of the Code after a change in control depends on the price paid by the acquiring company, the date when the change in control occurs, the executive’s five-year average taxable compensation at that time, applicable federal and state tax rates, and other factors, including the discount rate employed at the time to determine the present value of accelerated benefits and the number of months remaining until the executive would have become vested in benefits had no change in control occurred.  The tax gross-up benefit assures Mr. Black that his net after-tax change in control benefits will be equal to the benefits he would have received had no excess parachute payment excise taxes been imposed, but the gross-up benefit increases the total non-deductible payments.

Although the employment agreements for Messrs. Vasaly and Wayne do not provide for a full excess parachute payment excise tax gross-up benefit, their employment agreements do provide for reimbursement of the excise tax imposed on them if their aggregate benefits payable after a change in control are subject to the 20% excess parachute payment excise tax under Sections 280G and 4999 of the Code.  If the excess parachute payment excise tax is imposed on Mr. Vasaly or Mr. Wayne, each executive would be entitled to a single payment in an amount equal to the excise tax imposed.  This additional cash benefit reimburses the executive solely for the excess parachute payment excise tax imposed, but unlike Mr. Black the executive would be responsible and would not be reimbursed or “grossed up” for federal, state, and other income taxes, including additional excess parachute payment taxes, imposed on the reimbursement payment.  The excise tax reimbursement benefit therefore partially compensates the executive for the total excess parachute payment excise taxes, but it also has the effect of increasing the total change in control benefits that would not be deductible by the Company.

The employment agreements prohibit competition within a 25-mile radius of any Bank office for one year after employment termination, but the prohibition against competition is void if a change in control occurs before employment termination.  Finally, the employment agreements provide for reimbursement of the named executive officer’s legal fees if the employment agreements are challenged after a change in control, up to a maximum of $500,000 for Mr. Black and $250,000 for Messrs. Vasaly and Wayne.

Equity Compensation Plan Information

The following table presents information with respect to outstanding stock options held by Mr. Black, Mr. Vasaly and Mr. Wayne during the year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested($)

Ronald O. Black	9,369 31,606	- -	- -	10.40 10.00	8/18/2013 8/17/2014

						5,048	22,716	1

L. William Vasaly, III	4,813 10,000 4,000 1,600	- - - -	- - - 2,400	10.40 10.00 11.20 4.82	8/18/2013 8/17/2014 12/20/2015 8/18/2020

Thomas W. Wayne	6,250 7,063 14,375 2,256 1,600	- - - -	- - - -- 2,400	10.40 10.00 10.00 11.00 4.82	3/19/2013 8/19/2013 8/18/2014 12/20/2015 8/18/2020
___________________________________________
1 Based on stock price of $4.50 as of April 16, 2013.

The following table presents the number of shares of common stock to be issued upon the exercise of outstanding options as of the date of this Proxy Statement; the weighted-average price of the outstanding options and the number of options remaining that may be issued under the plans described below.

EQUITY COMPENSATION PLAN INFORMATION
Plan category	(a) Number of shares to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))

Equity compensation plans approved by our security holders	349,608	$9.87	6,166

Equity compensation plans not approved by our security holders	--	--	--
Total	349,608	$9.87	6,166

Stock Option Plans.  The Company currently has two stock option plans, the Bank of Oak Ridge Employee Stock Option Plan (the “Employee Plan”) for employees of the Bank and the Director Plan for directors of the Bank. The Employee Plan and the Director Plan are referred to collectively as the “Plans.”  On June 8, 2004, the Bank’s shareholders approved amendments to increase the number of shares available under each Plan. The Plans are designed to attract and retain qualified personnel in key positions, to provide directors and employees, as applicable, with a proprietary interest in the Bank as an incentive to contribute to the success of the Bank and to reward directors and employees for outstanding performance. Officers and employees of the Bank are eligible to receive incentive stock options under the Employee Plan. Nonemployee directors are eligible to receive nonqualified stock options under the Director Plan.  Options to acquire up to 178,937 shares of common stock (adjusted to reflect the 5-for-4 stock split effected as a 25% stock dividend paid on December 15, 2004) could have been awarded to directors, officers and employees of the Bank under each of the Plans, all with an exercise price equal to the fair market value of common stock on the date of grant.  No cash consideration will be paid by employees or directors for the award of these options under either Plan.  The Company adopted the Plans upon its formation in April 2007.  The Plans expired on June 29, 2010.  For purposes of options previously granted under the Plans which have not expired, the respective Plan and each individual grant agreement continues to govern the rights and obligations of those options.

The Plans are administered and interpreted by the Stock Option Plan Committee.  The Committee determines which persons will be granted options under the Plans, whether such options will be incentive or nonqualified options, the number of shares subject to each option, and when such options become exercisable.

Options Granted under the Plans.  At this time, seven directors participate in the Director Plan and 22 employees of the Company and the Bank participate in the Employee Plan.

As of December 31, 2012, seven directors had been granted options to purchase an aggregate of (i) 17,500 shares of common stock at an exercise price of $4.82, (ii) 61,250 shares of common stock at an exercise price of $10.00, (iii) 28,497 shares of common stock at an exercise price of $10.40 and (iv) 15,304 shares of common stock at an exercise price of $11.20 under the Director Plan. All of the nonqualified options granted under the Director Plan vested immediately on the date of grant.  No cash consideration was paid by directors for the award of the options under the Director Plan.

As of December 31, 2012, 22 employees had been granted options to purchase an aggregate of (i) 8,000 shares of common stock at an exercise price of $4.82, (ii) 58,544 shares of common stock at an exercise price of $10.00, (iii) 28,183 shares of common stock at an exercise price of $10.40, and (iv) 14,812 shares of common stock at an exercise price of $11.20 under the Employee Plan.

The Plans provide that the number of options and exercise price may be adjusted under certain circumstances, including the occurrence of a stock split or stock dividend.  In order to give effect to the December 15, 2004 stock dividend, the number and exercise prices of granted options were adjusted under the Plans.

The options to acquire the Bank’s common stock that were outstanding at the time the reorganization of the Bank into the Company was completed were converted to options to acquire the Company’s common stock.  Even though the options to acquire the Bank’s common stock have been converted to options to acquire the Company’s common stock, the options continue to be governed by the Plans under which they were originally issued and are not included in the total number of shares available under the Omnibus Plan (described below).

Omnibus Plan

The Oak Ridge Financial Services, Inc. Stock Ownership and Long-Term Incentive Plan (the “Omnibus Plan”) was approved by shareholders on June 8, 2006 and became effective on April 20, 2007.  The purpose of the Omnibus Plan is to further and promote the interests of the Company and its shareholders by enabling the Company and its subsidiaries, including the Bank, to attract, retain and motivate key employees and directors, and to align the interests of such key employees and directors with those of the shareholders.  Additionally, the Omnibus Plan’s objectives are to provide a competitive reward for achieving long-term goals, provide balance to short-term incentive awards, and reinforce a one company perspective.  To do so, the Omnibus Plan offers performance-based stock incentives and other equity-based incentive awards and opportunities to provide such key employees and directors with a proprietary interest in maximizing the growth, profitability and overall success of the Company.  The Omnibus Plan expires on April 20, 2017.

The Board believes the Omnibus Plan provides the means to attract new talent and retain current personnel as the Company and the Bank continue to grow.  Employees and directors of the Company and its subsidiaries, who are designated as eligible participants by the CGCN Committee, may receive awards under the Omnibus Plan.  The Omnibus Plan provides that employees eligible for awards consist of key employees who are officers or managers of the Company and/or its subsidiaries who are responsible for the management, growth and protection of the business of the Company and/or its subsidiaries and whose performance or contribution, in the sole discretion of the CGCN Committee, benefits or will benefit the Company in a significant manner.  Non-employees (e.g., those with third party relationships such as non-employee directors of the Company and/or a subsidiary) are eligible participants for awards of non-qualified stock options and/or restricted stock at the sole discretion of the CGCN Committee. Non-employees will not be eligible to receive incentive stock options or performance units (as defined in the Omnibus Plan).

Currently all employees and directors of the Company and the Bank are eligible to participate in the Omnibus Plan.  The value of the benefits or amounts that will be received by or allocated to the participants under the Omnibus Plan are not determinable.

The Omnibus Plan is administered by the CGCN Committee.  Subject to the terms of the Omnibus Plan, the CGCN Committee has authority to construe and interpret for eligible employees and directors the Omnibus Plan, to determine the terms and provisions of awards to be granted under the Omnibus Plan, to define the terms used in the Omnibus Plan and in the awards granted thereunder, to establish, amend and rescind rules and regulations relating to the Omnibus Plan, to determine the individuals to whom and the times at which awards will be granted and the number of shares to be subject to, or to underlie, each award granted, and to make all other determinations necessary or advisable for the administration of the Omnibus Plan.  The number of shares of Company common stock available under the Omnibus Plan for making of awards is 500,000, subject to appropriate adjustment for stock splits, stock combinations, reclassifications and similar changes.

Incentive Plan

The Bank has adopted a Semi-Annual Incentive Plan (“Incentive Plan”) for key employees of the Bank for the fiscal year ending December 31, 2012. The Incentive Plan is administered by the CGCN Committee.  Eligibility under the Incentive Plan is granted to employees who are regularly scheduled to work at least 20 hours per week, who are considered by the CGCN Committee to be key employees and have a direct impact on the size and earnings of the Bank, and who are approved by the CGCN Committee as participants.  Participants in the Incentive Plan are eligible to receive a semi-annual cash incentive award (“Incentive Award”) based upon the achievement of corporate and individual objectives and discretionary bonuses in recognition of performance unaccounted for through the Incentive Plan.  Participants in the Incentive Plan are approved annually by the CGCN Committee.  Each individual’s Incentive Award is determined by a formula which links attainment of corporate objectives with attainment of individual goals and objectives.  Incentive Awards under the Incentive Plan are paid semi-annually.  The Bank did not make any payments under the Incentive Plan during the fiscal year ended December 31, 2012.

Salary Continuation and Amended Endorsement Split Dollar Agreements

On January 20, 2006, the Bank entered into salary continuation agreements with the named executive officers.  The salary continuation agreements promise a fixed benefit for each executive’s lifetime when the executive attains the age of 65, regardless of whether the executive actually retires at that time.  Under the salary continuation agreements, the annual normal retirement age benefit is $99,100 for Mr. Black, $74,900 for Mr. Vasaly, and $78,400 for Mr. Wayne.  The salary continuation agreements promise a lesser benefit in the case of early termination before the normal retirement age or in the case of termination because of disability, but in both cases benefits do not become payable until the executive attains age 65.  The early termination benefits of Messrs. Vasaly and Wayne are subject to a vesting schedule, becoming vested in 10% increments annually until 100% vesting occurs in 2016.  The executives’ contractual entitlements under the salary continuation agreements are contractual liabilities of the Bank and are not funded.

Benefits are payable on an accelerated basis and in a single lump sum if a change in control of the Bank occurs.  In Mr. Black’s case only, the accelerated benefit payable is the liability balance projected to be accrued by the Bank when Mr. Black attains his normal retirement age, in other words the undiscounted present value at age 65 of the promised retirement benefit.  That amount is payable in a single lump sum within three days after the change in control occurs.  For Mr. Vasaly and Mr. Wayne, the accelerated benefit payable after a change in control is the accrual balance maintained by the Bank when the change in control occurs, likewise payable within three days after the change in control occurs.

Mr. Black’s salary continuation agreement also promises a tax gross-up benefit if the aggregate benefits payable to him after a change in control are subject to excise taxes under Sections 280G and 4999 of the Code.  Section 4999 of the Code imposes a 20% excise tax on executives who receive so-called excess parachute payments after a change in control, and Section 280G of the Code disallows the employer’s compensation deduction for those same payments.  The additional tax gross-up benefit payable to Mr. Black would compensate him for excise taxes imposed, as well as for income taxes imposed on the gross-up benefit itself, but the parachute payment gross-up benefit would not be a deductible payment for the Bank or its corporate successor after the change in control.

The salary continuation agreements provide for reimbursement of the named executive officer’s legal fees if the agreements are challenged after a change in control, up to a maximum of $500,000 for Mr. Black and $250,000 for Messrs. Vasaly and Wayne.

The Bank owns insurance policies on the lives of the executives who are parties to the salary continuation agreements.  On January 20, 2006, the Bank entered into endorsement split dollar agreements with each of them, providing to share with beneficiaries designated by the executives a portion of the death benefits payable under the life insurance policies.  The endorsement split dollar agreements were amended and restated in their entirety on December 19, 2007.  The amended endorsement split dollar agreements allow the named executive officers to designate the beneficiary of a portion of the total death benefits payable under the insurance policies purchased by the Bank on their lives, regardless of whether the named executive officer dies while in active service to the Bank or after having terminated service.  Under the salary continuation and the amended endorsement split dollar agreements, when the named executive officer dies his beneficiary will be entitled to an amount equal to the sum of (a) the accrual balance maintained to account for the Bank’s liability under the salary continuation agreements, plus (b) the portion of the net death proceeds under the life insurance policies that equals the liability balance projected to be accrued by the Bank when the named executive officer attains the age of 65.  The net death proceeds are the total policy proceeds payable at the named executive officer’s death less the cash surrender value of the policies.  The Bank is entitled to all other amounts payable under the policies at the named executive officer’s death, including the cash surrender value and any portion of the net death benefit not allocated to the designated beneficiaries.  Consequently, the Bank expects to recover in full upon the death of each named executive officer approximately $4.6 million in the aggregate for the premiums paid on the policies plus all earnings credited to the policies through periodic increases in the policies’ cash surrender value.

The amended endorsement split dollar agreements provide that if the policies on the named executive officer’s lives are cancelled after a change in control the Bank would instead pay directly to the designated beneficiaries a death benefit equal to the insurance benefit that would have been paid had the policies not been cancelled.  If paid directly by the Bank rather than through allocation of a portion of life insurance death benefits, the death benefits paid by the Bank would include an income tax gross-up payment to compensate for the fact that, although life insurance proceeds are not subject to federal income taxation, death proceeds payable directly by an employer would be subject to federal tax as “income in respect of a decedent.”

Benefits under the salary continuation agreements and under the amended endorsement split dollar agreements are not payable if the executive’s employment is terminated for cause, if the executive is removed from office by an order issued under the Federal Deposit Insurance Act (“FDIA”), if a receiver is appointed under the FDIA, or if the Federal Deposit Insurance Corporation enters into an agreement to provide assistance under the FDIA to the Bank.

           The Bank purchased bank-owned life insurance (“BOLI”) on the lives of Mr. Black, Mr. Vasaly and Mr. Wayne.  The Bank is the owner of the policies and retains a 100% interest in the cash surrender values of the policies. The primary goal of the investment in BOLI is to help offset the costs associated with the salary continuation and amended endorsement split dollar agreements.

Certain Indebtedness and Transactions of Management

The Bank makes loans to its executive officers and directors in the ordinary course of its business. These loans are currently made on substantially the same terms, including interest rates, collateral and repayment terms, as those then prevailing for comparable transactions with nonaffiliated persons, and, except as noted below, do not involve more than the normal risk of collectability or present any other unfavorable features.  Applicable regulations prohibit the Bank from making loans to its executive officers and directors at terms more favorable than could be obtained by non-executive employees of the Bank.  The Bank’s policy concerning loans to executive officers and directors currently complies with applicable regulations.

The following table provides information during 2012 and as of the most recent practicable date for the largest aggregate outstanding amount of indebtedness for all directors, executive officers and their associates, as a group.

Name	Highest Outstanding Indebtedness in 2012	Percentage of Total Equity Capital	Amount Outstanding as of Most Recent Practicable Date	Percentage of Total Equity Capital

All directors, executive officers and their associates, as a group	$5,051,000 (1)	18.32%	$4,029,000 (2)	15.61%
(1)  Amount at September 30, 2012
(2)  Amount at March 31, 2013

On January 10, 2008, the Bank entered into a Contract for the Purchase and Sale of Real Property with Kanoy Grading & Landscaping, Inc. (the “Agreement”). Mr. Kanoy, a director of the Company and the Bank, owns 50% and his wife owns 50% of Kanoy Grading & Landscaping, Inc.  Pursuant to the terms of the Agreement, the Bank agreed to buy the tract or parcel of land containing 1.97 acres, more or less, lying and being in Guilford County, North Carolina, having the street address of 8050 Fogleman Road, Oak Ridge, North Carolina (the “Property”) for $850,000.00.  On October 22, 2009, the Bank entered into a Memorandum of Agreement for Maintenance of Water and Septic Lines, Facilities and Area Containing the Same with Kanoy Properties, LLC (the “Memorandum”).  Mr. Kanoy owns 50% of Kanoy Properties, LLC.  Pursuant to the terms of the Memorandum, the Bank agreed to pay for maintenance of the lines and facilities located on the Property.  During the fiscal year ended December 31, 2012, the Bank paid Kanoy Properties, LLC $6,612 for continuing maintenance charges associated with the lines on the Property.

The Bank Board routinely, and no less than annually, reviews all transactions, direct and indirect, between the Company or the Bank and any employee or director, or any of such person’s immediate family members. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law on July 21, 2010.  The Dodd-Frank Act requires that our shareholders be provided an opportunity to cast a separate advisory vote on the compensation paid to our named executive officers as disclosed in the compensation tables and related matches in this Proxy Statement.

The Company believes that its 2012 compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders.  These policies and procedures are described in detail in this Proxy Statement.

This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to vote on the compensation of our named executive officers through the following resolution:

“RESOLVED, that the shareholders of Oak Ridge Financial Services, Inc.. approve the compensation of its named executive officers as described in the narrative and the tabular disclosure regarding the compensation of the named executive officers contained in this Proxy Statement.”

Under the Dodd-Frank Act, your vote on this matter is advisory and will therefore not be binding upon the Board. However, the CGCN Committee will take the outcome of the vote into account when determining further executive compensation arrangements

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE EXECUTIVE COMPENSATION DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

ADVISORY (NON-BINDING) PROPOSAL ON THE FREQUENCY IN WHICH SHAREHOLDERS APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company is presenting the following proposal, which gives the shareholders the opportunity to inform the Company as to how often shareholders wish the Company to include a proposal, similar to Proposal 2, in its Proxy Statement.  This resolution is required pursuant to the Dodd-Frank Act.  While the Board intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the shareholders wish the company to include an advisory vote on the overall compensation of the Company’s named executive officers: (i) every year; (ii) every other year; or (iii) every three years.”

The Board recommends that shareholders vote to hold an advisory vote on the overall compensation of the Company’s named executive officers every three years.  The Board believes the three-year option is best as shareholder feedback would be more useful if the success of a compensation program is judged over a period of time.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO HOLD AN ADVISORY VOTE ON THE OVERALL COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS EVERY THREE YEARS.

PROPOSAL 4

RATIFICATION OF SELECTION OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Elliott Davis, PLLC (“Elliott Davis”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012, has been appointed by the Audit Committee as the Company’s independent registered public accounting firm for the year ending December 31, 2013.  This appointment has been ratified by the Board and is being submitted to the Company’s shareholders for ratification.  Representatives of Elliott Davis are expected to attend the Annual Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ELLIOTT DAVIS AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

Audit Fees

The aggregate fees billed by Elliott Davis for professional services rendered in connection with the (i) audit of the Company’s annual financial statements for 2012 and 2011, (ii) review of the financial statements included in the Company’s quarterly filings on Form 10-Q, and (iii) direct out-of-pocket expenses during those fiscal years were $94,930 and $91,697, respectively.

Audit Related Fees

The aggregate fees billed by Elliott Davis in 2012 and 2011 for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included in “Audit Fees” above were approximately $0 and $0, respectively.

Tax Fees

The aggregate fees billed by Elliott Davis for professional services rendered in connection with the tax compliance, tax planning and tax advice, including assistance in the preparation of the Bank’s various federal, state and local tax returns for fiscal years 2012 and 2011 were approximately $0 and $0, respectively.

All Other Fees

Elliott Davis did not bill the Company for any other fees during 2012 or 2011.

Pre-Approval of Audit and Permissible Non-Audit Services

The fees billed by Elliott Davis are pre-approved by the Audit Committee in accordance with the policies and procedures for the Audit Committee set forth in the Audit Committee’s charter.  The Audit Committee typically pre-approves all audit and non-audit services provided by the Company’s independent registered public accounting firm and may not engage the independent registered public accounting firm to perform any prohibited non-audit services.  The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any approvals using this procedure are presented to the Audit Committee at its next scheduled meeting.  For the fiscal year ending December 31, 2012 and 2011, one hundred percent (100%) of the total fees paid for audit, audit related and tax services were pre-approved.  The Audit Committee has determined that the rendering of non-audit professional services by Elliott Davis, as identified above, is compatible with maintaining Elliott Davis’s independence.

SHAREHOLDER PROPOSALS

It is presently anticipated that the 2014 Annual Meeting of Shareholders will be held in June of 2014.  If a shareholder desires to submit a proposal for possible inclusion in the proxy statement and form of proxy for our 2014 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company at 8050 Fogleman Road, Oak Ridge, North Carolina 27310, by January 7, 2014 and meet all other applicable requirements for inclusion in the 2014 Proxy Statement.

In the alternative, a shareholder may commence his or her own proxy solicitation subject to the SEC’s rules on proxy solicitation and may present a proposal from the floor at the 2014 Annual Meeting of Shareholders.  In order to do so, the shareholder must notify the Secretary of the Company, in writing, of his or her proposal at the Company’s main office no later than March 24, 2014.  If the Secretary of the Company is not notified of the shareholder’s proposal by March 24, 2014, the Board may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board for the 2014 Annual Meeting of Shareholders.

OTHER MATTERS

Management knows of no other matters to be presented for consideration at the Annual Meeting or any adjournments thereof.  However, should any other matters properly be presented for action at the Annual Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, excluding certain exhibits, is being delivered to shareholders together with this Proxy Statement. The complete Annual Report on Form 10-K may also be obtained by shareholders without charge by written request addressed to Ronald O. Black, President and Chief Executive Officer, 8050 Fogleman Road, PO Box 3, Oak Ridge, North Carolina 27310, or may be accessed on the Internet at www.sec.gov or on our website at www.bankofoakridge.com under the headings “About” and “Investor Relations”.

By Order of the Board of Directors

Ronald O. Black
President and Chief Executive Officer
Oak Ridge, North Carolina
May 3, 2013